PLAYBOY ENTERTAINMENT GROUP, INC.

                                JAMES L. ENGLISH
                                    PRESIDENT

Via Facsimile and FedEx

February 15, 2001

Mr. Roger Faherty
Directrix, Inc.
236 West 26th Street
Unit # 12W
New York, New York 10001

Re: Letter of Intent (Revised)



Dear Roger:

Thank you for your letter dated January 4, 2001. We have considered your counter-proposal and are prepared to move forward with this Revised Letter of Intent between Playboy Entertainment Group, Inc. dba Playboy TV Networks ("Playboy") and Directrix, Inc. ("Directrix") regarding certain network transmission services and studio facilities to be provided by Directrix, on the one hand, and Playboy's commitment to be the anchor tenant in such facility, on the other, as more fully described herein.

Recitals:

Whereas, Directrix is in the business of providing complete video transmission services which include, among ether things, playback, encryption, compression, terrestrial connectivity and uplink services related to the broadcast of video signals (the "Transmission Services"); and

Whereas, Playboy is a producer and programmer of various cable channels including, but not limited to, Playboy TV; and

Whereas, the parties currently enjoy the benefits of, among other agreements, that certain Satellite Services Agreement dated March 15, 1999 (the "March Agreement") whereby Directrix provides the aforementioned Transmission Services and Playboy broadcasts its channels as a result thereof;

Now, therefore, Directrix and Playboy mutually desire to expand their business relationship and seek to enter into an agreement on terms and conditions as follows:

Playboy's Obligation:

        Playboy's Commitment to Lease: Playboy shall enter into an appropriate commercial lease whereby it shall serve as the anchor tenant for a Los Angeles based facility to be owned and operated by Directrix, as more fully described herein, and whereby Directrix shall serve as the master lessor in connection with such lease. Such commercial lease shall include a provision which allows Playboy to terminate some or all of its contractual obligations in the event Directrix is in default on any material obligation contained therein which has not been cured within a commercially reasonable time period and to the reasonable satisfaction of Playboy.

Directrix's Obligations:

        Network Transmission Services: Directrix shall provide: (i) all of the Transmission Services it currently provides pursuant to the March Agreement (attached hereto as Exhibit A is a true and correct copy of the March Agreement), (ii) such further network Transmission Services as reflected in the attached Exhibit B, as such services are more specifically identified in Sections 2.a., b., c., d. and e., and as those such services are further qualified pursuant to the five (5) bullet points reflected at the bottom of page 4 and continuing at the top of page 5, (iii) the turnaround services for the PlayboyTV en Espanol feed as reflected in the May 27, 1999 letter from Mr. John Sharpe to Mr. Bill Tillson (attached hereto as Exhibit C is a true and correct copy of the "May Letter") and (iv) the services provided pursuant to that certain Alternative Feature Rollover Network Agreement dated October 18, 2000 (attached hereto as Exhibit D is a true and correct copy of the "October Agreement").

        Additional Transmission Services: In consideration of the Service Fee (see infra) to be paid by Playboy and such other good and valuable consideration, the adequacy of which is hereby acknowledged by Directrix, Directrix shall provide Additional Transmission Services to allow Playboy to exhibit three (3) additional networks currently identified as Spice Platinum, Spice Platinum 2 and Spice Platinum Live. Directrix further acknowledges the substantial and significant commitment to be made by Playboy as described herein and, accordingly, shall negotiate, in good faith, to provide such Additional Transmission Services on favorable terms to Playboy to reflect such commitment.

         Studio Facilities: Directrix shall provide and make available one (1) fully equipped sound stage, twenty-four hours per day, seven days per week. Such sound stage (currently identified as the existing large Stage A) shall possess all of the customary facilities utilized in the television production industry including, but not limited to, the equipment specifications, staging area dimensions, control room capabilities and capacities all as reflected on the attached revised Exhibit E. Directrix shall maintain the studio facility at its sole cost and expense. In addition, Directrix shall provide all appropriate and necessary staff personnel, subject to Playboy's reasonable approval, to properly operate the facility during those hours specified by Playboy to fulfill Playboy's production requirements. Directrix shall invoice Playboy for such services on a cost plus fifteen percent (15%) basis.

        Production/Post Production Requirements: Directrix shall provide production and post-production offices and commercial space as more fully detailed on the attached revised Exhibit F. Directrix shall submit to Playboy, for its approval, a proposed build-out of the approximate 30,000 square feet of office space identified therein. Directrix and Playboy shall mutually agree to a reasonable build-out cost per square foot to be attributed to the budgeted amount included in the Service Fee described below. All costs associated with the build-out shall be the sole responsibility of Directrix. Changes and/or additions, if any, after the proposed build-out is accepted by Playboy which result in costs in excess of the budgeted amount shall be borne by Playboy.

        Additional Requirements: Playboy shall grant to Directrix a Right of First Refusal to submit to Playboy its offer related to Playboy's additional production and post-production requirements which will include: (i) a second sound stage for a minimum of ninety (90) consecutive or non-consecutive calendar days during any twelve (12) month period, (ii) interstitial post-production and Avid support services, (iii) tape duplication, standards conversions and closed captioning equipment and facilities, and (iv) office services, telephone, Internet connectivity and information technology support services. Playboy's acceptance of such offer shall be conditioned upon such services being of equal or greater quality at equal or lesser rates compared with the rates Playboy can secure for the same services from third-party providers, as reasonably determined by Playboy. Notwithstanding anything to the contrary, nothing herein shall prevent Playboy from providing these services to itself through its own operating facilities.

         Directrix Performance Standard: Directrix shall perform all of the above mentioned services and make available all such facilities based upon the same commercial standards it currently performs the Transmission Services pursuant to the March Agreement. Directrix shall maintain such performance standards in connection with any additional network transmission services which may be required by Playboy as a result of, among other things, its production and programming of additional network channels.

Term:
The initial term of the agreement shall commence on a mutually agreeable date but in no event shall it commence on a date later than January 1, 2002, and shall continue for ten (10) years from the date of commencement (the "Term").
In addition to any other remedies it may have, in law or in equity, Playboy may terminate the agreement in the event Directrix has materially breached any of its obligations thereunder and such breach (which Playboy shall specify in writing) is not cured by Directrix within ten (10) business days of such notice.

Fees/Costs:

         (a) Playboy shall pay to Directrix Two Hundred and Fifty Thousand Dollars ($250,000.00) per month, with a compounded CPI adjustment of three percent (3%) per annum, (the "Service Fee") during the Term as consideration of Directrix completely and satisfactorily rendering all of the services and making available all of the facilities contemplated by Exhibits A through F. The CPI adjustment shall not apply to the initial studio equipment costs reflected in Exhibit E.

         (b) Directrix shall be entitled to reimbursement against electricity costs specifically attributed to Playboy's occupancy of office space up to a maximum amount of $10,000 per month (the "Electricity Reimbursement").

         (c) In connection with the Studio Facilities provision, supra, Directrix's financial obligation shall be capped at the total amount shown on page 1 of Exhibit E, unless modified as provided on page 11 therein. Studio equipment costs, if any, in excess of this amount shall be prorated over the remaining Term of the agreement and added to the Service Fee paid by Playboy.

Revised Letter of Intent Conditions:
Directrix and Playboy shall be bound by the terms and conditions of this Revised Letter of Intent so long as Directrix demonstrates, within 120 calendar days following the execution hereof and to the satisfaction of Playboy, both of the following conditions:

         (a) Directrix's financial ability to fulfill all of its obligations hereunder. In connection therewith, Directrix shall provide Playboy with sufficient financial data and information to allow Playboy to adequately evaluate Directrix's financial wherewithall; and

         (b) Directrix's ability to secure a Los Angeles based facility to accommodate and accomplish all of the requirements reflected in Exhibits A through F. In connection therewith, Directrix shall provide Playboy with periodic status reports.

Playboy shall provide Directrix with written notice of its acceptance of Directrix's performance obligations hereunder.

Termination of Revised Letter of Intent:
Any time prior to the expiration of the 120 day period referenced above, Playboy may terminate this Revised Letter of Intent with no further obligation to Directrix if Playboy determines, in its reasonable discretion, that Directrix will not be able to satisfy one or both of the Revised Letter of Intent Conditions identified herein.

Performance Upon Execution:
Upon full execution of this Revised Letter of Intent:

         (a) Playboy and Directrix shall execute appropriate amendments to that certain March Agreement, May letter and October Agreement referenced herein extending the term of each through and including March 31, 2002 (the "Extended Term"). In the event Directrix should fail to satisfy any of the material terms and conditions of this Revised Letter of Intent, Playboy shall have the right, but not the obligation, to terminate the Extended Term, upon sixty (60) calendar days notice, and the original term of each of the March Agreement, May letter and October Agreement shall control. All other terms and conditions set forth in the March Agreement, May letter and October Agreement shall continue in full force and effect.

         (b) Directrix shall be obligated to issue to Playboy a certificate entitling Playboy to subscribe to a specified amount of Directrix's publicly traded capital stock at a specified time(s) for a specified price. Such amount, time and price shall be negotiated in good faith and agreed upon within ninety
(90) calendar days of execution of this Revised Letter of Intent.

Playboy and Directrix agree that while both parties intend to enter into a longer, more formal document memorializing their agreement, this Revised Letter of Intent, when signed by both parties, shall constitute a binding agreement. Notwithstanding the foregoing, the parties agree to negotiate and complete the more specific terms and conditions of a long form agreement and in good faith endeavor to have such agreement, along with the commercial lease referenced herein, fully executed by no later than ninety (90) calendar days from the execution of this Revised Letter of Intent.

If the foregoing is acceptable to you, please so indicate by executing this Revised Letter of Intent as provided below.

Sincerely,

PLAYBOY ENTERTAINMENT GROUP, INC.


By:/s/
   ------------------------------
   James L. English


AGREED AND ACCEPTED:
DIRECTRIX, INC.


By:/s/
   ------------------------------
   Roger Faherty



cc: S. Chasin, L. Havard, J. Jenest, H. Shapiro, A. Shepard, S. Shoemaker, B.
    Tillson, S. Weisel, T. Wells, C. Zrimc, C. Zulfer